Exhibit 4.7

AMENDED AND RESTATED ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AMENDED AND RESTATED ASSIGNMENT AND ASSUMPTION AGREEMENT entered into as of April 9, 2001 and effective as of March 23, 2001, among MINERA SAN AUGUSTO, S.A. de C.V. (the “Assignor”), a corporation incorporated under the laws of the United Mexican States, KENNECOTT MINERALS COMPANY (“Kennecott”), a corporation incorporated under the laws of the State of Delaware, TENEDORAMEX, S.A. de C.V. (“T-Mex”, together with Kennecott, collectively referred to herein as the “Assignees”, and individually referred to herein as an “Assignee”), a corporation incorporated under the laws of the United Mexican States, O.N.C. de MEXICO S.A. de C.V. (“ONCM”), a corporation incorporated under the laws of the United Mexican States and NATIONAL GOLD CORPORATION, a corporation incorporated under the laws of the Province of Alberta (the “Guarantor”).

WHEREAS:

A.

ONCM has entered into an asset purchase agreement dated as of December 21, 2000 among ONCM, the Assignor and the Guarantor (as such agreement may at any time or from time to time be amended, supplemented or otherwise modified or restated, the “Asset Purchase Agreement”), including, without limitation, the RTE (as such term is defined in the Asset Purchase Agreement) pursuant to which the Assignor has agreed to sell certain mineral concessions and other assets used in connection with exploration and development activities on those concessions in the area of Mulatos in the United Mexican States to ONCM on the terms and conditions set out in the Asset Purchase Agreement;

B.

T-Mex is the legal and beneficial owner of 70% of the issued and outstanding share capital of the Assignor and Accessions Mining, Inc. (“Accessions”) is the legal and beneficial owner of 30% of the issued and outstanding share capital of the Assignor;

C.

T-Mex and Accessions, being all of the shareholders of the Assignor, have resolved to decrease the capital stock of the Assignor and have agreed that the Assignor may effect the return of capital to its shareholders in respect of the value of the cancelled shares by assigning all of its right, title and interest in and to the Asset Purchase Agreement and related agreements to its shareholders (the “Return of Capital”);

D.

Accessions has agreed with Kennecott to further assign all of its right, title and interest in and to the Return of Capital to Kennecott and as a consequence Accessions has directed the Assignor to pay Accessions’ portion of the Return of Capital directly to Kennecott;

E.

In accordance with the foregoing and upon the transfer by the Assignor of the mineral concessions and other assets pursuant to the Asset Purchase Agreement and concurrent with the sale transaction the Assignor wishes to assign and transfer to each of T-Mex and Kennecott all its right, title and interest in and to the Asset Purchase Agreement, including, without limitation, the Security (as such term is defined in the Asset Purchase Agreement) and ONCM and the Guarantor have agreed to such assignment;

F.

The parties entered into an assignment and assumption agreement dated March 23, 2001 (the “Assignment and Assumption Agreement”) and they have now agreed to amend that Assignment and Assumption Agreement, and incorporate those amendments into this Agreement, to reflect the occurrence of the Return of Capital and certain other changes;

G.

Effective upon the execution of this Agreement, this Agreement replaces and supersedes the Assignment and Assumption Agreement in its entirety and the Assignment and Assumption Agreement is thereupon cancelled and of no further force and effect and this Agreement will be effective as of and from March 23, 2001 as if the Assignment and Assumption Agreement had not been entered into;

THIS AGREEMENT WITNESSESETH THAT, in consideration of the foregoing (including without limitation the Return of Capital) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

1. Transfer and Assignment.  Subject to the terms and conditions set forth in this Agreement:

(a) the Assignor hereby assigns and transfers:

to T-Mex, a 70% portion of all right, title and interest of the Assignor in and to the Asset Purchase Agreement (the “T-Mex Interest”), including, without limitation, the RTE, the Security, the Security Documents, the Promissory Notes, the Advanced Amount Promissory Note, the IVA Promissory Note and the Deferred Closing Payment (as such terms are defined in the Asset Purchase Agreement) as such agreements or instruments may be amended, supplemented, extended or otherwise modified or restated from time to time and any indebtedness of ONCM or the Guarantor to it thereunder and all other rights and benefits due or accruing due or at any time hereafter to become due to the Assignor under the Asset Purchase Agreement, the Promissory Notes and the Security Documents and the benefit of all conditions, terms, covenants and agreements therein contained;

to Kennecott, a 30% portion of all right, title and interest of the Assignor in and to the Asset Purchase Agreement (the “Kennecott Interest”), including, without limitation, the RTE, the Security, the Security Documents, the Promissory Notes, the Advanced Amount Promissory Note, the IVA Promissory Note and the Deferred Closing Payment (as such terms are defined in the Asset Purchase Agreement) as such agreements or instruments may be amended, supplemented, extended or otherwise modified or restated from time to time and any indebtedness of ONCM or the Guarantor to it thereunder and all other rights and benefits due or accruing due or at any time hereafter to become due to the Assignor under the Asset Purchase Agreement and the Security Documents and the benefit of all conditions, terms, covenants and agreements therein contained;

(b) each of T-Mex and Kennecott hereby severally, to the extent of the T-Mex Interest and the Kennecott Interest, respectively, assume the obligations of the Assignor in respect of the T-Mex Interest and the Kennecott Interest, respectively; and

(c) upon such assignment and assumption as set out in (a) and (b) above, the Assignor is hereby released and discharged from all obligations under or in respect of the Asset Purchase Agreement and any other agreements entered into in connection therewith to the extent of such assignment and assumption.

2.  Payments.  In the event that the Assignor receives any payment or other distribution of any kind or character from (i) ONCM, (ii) the Guarantor or (iii) from any other source whatsoever, in respect of any of the T-Mex Interest or the Kennecott Interest, such payment or other distribution shall be received in trust for the relevant Assignee and promptly turned over to such Assignee.

3.  Representations and Warranties.  Each party hereto represents and warrants on its own behalf to the other parties hereto that:

(a) it is a corporation validly subsisting and in good standing under the laws of its jurisdiction of incorporation;

(b) it has full corporate right, power and authority to enter into and perform its obligations under this Agreement;

(c) the execution and delivery of this Agreement has been duly authorized by all necessary action by such party and constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms;

(d) the execution, delivery and performance by such party of this Agreement and the performance by such party of its obligations hereunder, do not and will not:  (i) conflict with or result in a breach of any of the terms, conditions or provisions of the charter documents or by-laws of such party, any law applicable or binding on such party, or any contractual restriction binding on or affecting such party or its properties.

4.  Acknowledgement.  (1)  Each of the Guarantor and ONCM hereby acknowledge the Assignor’s rights under the Asset Purchase Agreement to assign, transfer and set over to Kennecott and T-Mex pursuant to this Agreement all of its right, title and interest in and to the Asset Purchase Agreement, the Security, the Security Documents, the Promissory Notes, the Advanced Amount Promissory Note, the IVA Promissory Note and the Deferred Closing Payment and all other rights and benefits therefrom, and each of the Guarantor and ONCM consents to such assignment and assumption by the Assignor.

(2)

Each of the Guarantor and ONCM acknowledges that the Security and the Security Documents (including, without limitation, any guarantees) secure the obligations of ONCM under any promissory notes issued by ONCM to T-Mex and Kennecott or either of them in replacement or substitution of the Promissory Notes, the Advanced Amount Promissory Note, the IVA Promissory Note and the Deferred Closing Payment and each of the Guarantor and ONCM further acknowledges and agrees that the Security and the Security Documents may hereafter be held or enforced by T-Mex or Kennecott or their nominee as agent for and on behalf of itself and Kennecott and if so held or enforced shall continue to secure the obligations of ONCM under the Asset Purchase Agreement, the Promissory Notes, the Advanced Amount Promissory Note, the IVA Promissory Note and the Deferred Closing Payment and any such replacement or substituted promissory notes.

(3)

The parties acknowledge that except for the assignment and assumption herein contained, the Asset Purchase Agreement, the Promissory Notes, the Advanced Amount Promissory Note, the IVA Promissory Note and the Deferred Closing Payment (or any replacement notes) and the Security Documents shall continue unamended and remain in full force and effect and are in all respects confirmed, ratified and preserved.

5.  Confirmation.  The Guarantor hereby acknowledges, confirms and agrees that notwithstanding the terms and conditions hereof and the execution and delivery by any party of this Agreement and whether or not any conditions precedent contained herein or in the Asset Purchase Agreement have been fulfilled:

(a) all adjustments or modifications to the obligations underlying any guarantee (a “Guarantee”) granted by the Guarantor to the Assignor as at the date hereof have been made and are permitted under the terms and conditions of such Guarantee; and

(b) any Guarantee granted by the Guarantor to the Assignor (including, without limitation, all obligations of the Guarantor thereunder) and all Security granted by the Guarantor in favour of the Assignor shall remain in full force and effect as valid and binding continuing security in accordance with its terms without impairment or novation thereof for all present and future debts and liabilities, direct or indirect or otherwise now or at any time or from time to time hereafter due and owing from ONCM to the Assignor, T-Mex and Kennecott.

6.  Amendment.  This Agreement may be amended only by written agreement of all parties hereto, and with the written consent of Cementos de Chihuahua, S.A. de C.V. (“Cementos”) provided that (i) Cementos owns directly or indirectly all of the shares of the Assignor at the time the amendment shall be effective and (ii) such consent is not unreasonably withheld.

7.  Further Assurances.  Each of the Assignees, the Assignor, ONCM and the Guarantor shall at all times hereafter execute and deliver, upon request, all such further documents and instruments, and shall do and perform all such acts, as may reasonably be necessary to give full effect to the intent and meaning of this Agreement.

8.  Survival of Representations, Warranties and Covenants.  All agreements, representations, warranties, indemnities and covenants made by any party hereto in this Agreement or in the Asset Purchase Agreement (except as modified hereby) or in any certificate or document delivered by or on behalf of such party in connection therewith pursuant to the provisions of this Agreement shall survive the execution and delivery of this Agreement and continue in full force and effect without termination.

9.  Time of the Essence.  Time shall be of the essence in this Agreement.

10.  Governing Law.  This Agreement and any certificates or other documents delivered in connection with this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province.

11.  Consent to Jurisdiction.  Each party hereto hereby irrevocably submits to the jurisdiction of the Province of British Columbia in any action or proceeding arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

12.  Successors.  This Agreement shall be binding upon the parties to this Agreement and their respective successors and permitted assigns.

13.  Counterparts.  This Agreement may be executed in counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS OF WHICH each of the Assignor, T-Mex, Kennecott, ONCM and the Guarantor has duly executed this Agreement with effect from March 23, 2001.

MINERA SAN AUGUSTO, S.A. de C.V. By: Name: Title: c/s By: Name: Title:	KENNECOTT MINERAL COMPANY By: Name: Title: c/s
TENEDORAMEX, S.A. de C.V. By: Name: Title: c/s	NATIONAL GOLD CORPORATION By: (signed) “Albert Matter” Name: Albert Matter Title: President c/s
O.N.C. de MEXICO S.A. de C.V. By: (signed) “Albert Matter” Name: Albert Matter Title: President c/s
Acknowledged this ___ day of _________, 2001 by ACCESSIONS MINING, INC. By: Name: Title: c/s